Exhibit 10.21

Non-Employee Director Compensation Policy
Effective as of January 1, 2025
I. Purpose & Background
This Policy shall be followed in connection with all compensation paid by Rogers Corporation (the “Company”) to Non-Employee Directors (as defined below) for their service on the Board of Directors of the Company (the “Board”), including, without limitation, cash payments and equity awards granted under the Company's Long-Term Equity Compensation Plan (the "Plan"). Non-Employee Directors shall not be entitled to any compensation for their service on the Board other than as described in this Policy.
Each Non-Employee Director shall be eligible to receive cash and equity compensation for their service on the Board and any committee thereof (each, a “Committee”) in accordance with this Policy. For the avoidance of doubt, the Policy shall not apply to members of the Board who are employees of the Company or any subsidiary thereof. This Policy shall remain in effect until it is amended or rescinded by further action of the Board.
II. Scope
Applicable to members of the Board who are not employees of the Company (each, a “Non-Employee Director”).
III. Cash Compensation
Each Non-Employee Director shall be entitled to the following cash compensation:
Annual Cash Retainers
Each Non-Employee Director shall receive an annual base cash retainer of $65,000 for their service on the Board, together with additional retainers as follows:

Position	Board/Committee Chair Retainer	Committee Member Retainer
Non-Executive Board Chair	$80,000	-
Audit Committee	$24,500	$10,000
Compensation & Organization Committee	$20,000	$7,500
Nominating, Governance & Sustainability Committee	$10,000	$5,000
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY (12/04/2024) | PAGE 1

A Non-Employee Director who is newly appointed to the Board or a Committee after a quarterly period has commenced shall receive a prorated portion of the applicable annual cash retainers for such quarterly period, calculated based on the number of days remaining in the quarterly period following the date of the appointment.
The annual cash retainers, including any prorata portion thereof, shall be paid in quarterly installments. Specifically, within the first 5 business days of each calendar quarter, each individual then serving as a Non-Employee Director shall be paid in advance for services to be rendered on the Board or a Committee during that calendar quarter. Non-Employee Directors appointed to the Board or a Committee mid-quarter shall be paid the prorated portion of their applicable cash retainers for such quarterly period within 5 business days of their appointment.
IV. Equity Compensation
Annual Equity Grant
On the close of business on the date of each Annual Meeting of Shareholders of the Company (the “Annual Meeting”), without further action by the Board, each individual serving as a Non-Employee Director at such time shall receive an Annual Equity Grant of Deferred Stock Units (“DSUs”). Each Annual Equity Grant shall be comprised of a number of DSUs, calculated as follows: (i) the annual equity grant value of $170,000 will be divided by the average closing share price for the 30 trading days immediately preceding the Annual Meeting grant date, and (ii) to the extent such number of DSUs is not a whole number, it shall be rounded to the nearest whole number using the standard rounding method (e.g., if the result was 100.1 through 100.4, it would get rounded down to 100, whereas if the result was 100.5 through 100.9, it would get rounded up to 101 (the “Standard Rounding Method”)).
New Director Equity Grant
In the event that a Non-Employee Director is appointed to the Board between Annual Meetings, such Non-Employee Director shall receive, without further action by the Board, a New Director Equity Grant of DSUs on the date the Non-Employee Director joins the Board. Such award shall have a pro-rated equity grant value of $170,000 multiplied by a fraction, the numerator of which is the number of days beginning with the date the Non-Employee Director joins the Board through (but not including) the first anniversary of the immediately preceding Annual Meeting date and the denominator of which is 365. Such New Director Equity Grant shall be comprised of a number of DSUs, calculated as follows: (i) the pro-rated equity grant value as determined above (rounded up to the nearest dollar), divided by the average closing share price for the 30 trading days immediately preceding the grant date, and (ii) to the extent such number of DSUs is not a whole number, it shall be rounded to the nearest whole number using the Standard Rounding Method.
All Equity Grants
All equity grants will be made in accordance with the Plan and memorialized on the form of award agreement most recently approved by the Board or an authorized Committee for DSU grants to Non-Employee Directors. Such grants will vest, subject to a Non-Employee Director’s continued service, on the one-year anniversary of the grant date, or upon such earlier events as
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY (12/04/2024) | PAGE 2

provided in the applicable award agreement. The grants will be settled in accordance with the terms and conditions contained in the applicable award agreement.
V. Reimbursements
Each Non-Employee Director shall be reimbursed for reasonable travel expenses in connection with their attendance at Board and Committee meetings. In addition, directors are eligible for certain reimbursements under the Company’s Director Education and Training Allowance Policy, subject to the terms and conditions set forth therein. Each Non-Employee Director shall provide the Company with such receipts and other records related to such reimbursable expenses as the Company may request.
All reimbursements shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during a Non-Employee Director’s lifetime, (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.
VI. Insider Trading Policy
Non-Employee Directors are subject to the Company’s Insider Trading Policy.
VII. Hedging Prohibition
Non-Employee Directors are prohibited from entering into hedging transactions or similar arrangements regarding Company securities, pursuant to the Company’s Insider Trading Policy.
VIII. Stock Ownership Guidelines
Non-Employee Directors are subject to stock ownership guidelines, which are described in the Company’s Corporate Governance Guidelines.
Director and Officer Questionnaires are sent annually to each Non-Employee Director. The questionnaires verify all stock ownership numbers as of the date of the mailing.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY (12/04/2024) | PAGE 3

IX. Tax Matters
The Company shall have the right to deduct or withhold from all payments of compensation under the Policy any taxes required to be withheld with respect to such payments, if any. It is intended that this Policy be exempt from or comply with the requirements of Section 409A. To the maximum extent permitted, the Policy shall be limited, construed and interpreted in accordance with such intent. Notwithstanding the foregoing, the tax treatment of amounts paid under this Policy is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred on account of non-compliance with Section 409A. Notwithstanding anything herein to the contrary, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) is necessary to avoid the application of an additional tax under Section 409A, shares or other amounts that are otherwise issuable or payable upon a Non-Employee Director’s “separation from service” will be deferred (without interest) and issued or paid immediately following that six-month period (or if sooner, upon the Non-Employee Director’s death).
X. Interpretation; Review of Policy
The Compensation & Organization Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. Any interpretation made by the Compensation & Organization Committee shall be final, conclusive, and binding.
The Compensation & Organization Committee shall review this Policy at least annually and may recommend any modifications to the Board. The Board will determine any changes to be made to this Policy based on the Compensation & Organization Committee's recommendations.
Adopted by the Board of Directors of Rogers Corporation on December 4, 2024.

XI. Revision History

Revision Date	Description	Approved By
12/04/2024	Initial Version	Board of Directors

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY (12/04/2024) | PAGE 4